Exhibit 99.1

Contacts:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com

Penford Corporation Reports First Quarter Fiscal 2005 Results

CENTENNIAL, Co., December 16, 2004 – Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported financial results for the first quarter of fiscal 2005 .

Penford reported a net loss for the quarter ended November 30, 2004 of $3.8 million, or $0.43 per diluted share, compared to net income of $0.8 million, or $0.10 per diluted share, for the same quarter last year. Net income for the first fiscal quarter of 2004 included a $0.7 million pre-tax, non-operating expense related to unamortized transaction fees associated with the Company’s prior credit agreement, and a $0.3 million pre-tax restructuring charge in the Australian business segment.

Revenue increased at all three business units in the first quarter and consolidated sales rose 9% to $72.1 million from $66.2 million last year. Volume increases in the Industrial Ingredients and Australian businesses contributed 6.5% to the total sales increase, with 2.5% of the sales gain attributable to the strengthening of the Australian currency. Consolidated gross margin as a percent of sales declined to 4.5% from 14.8% the prior year. This decrease includes 6.9% from costs related to the strike at the Industrial Ingredients Cedar Rapids operating facility and 1.2% from higher energy, chemical and freight charges. The impact from reduced orders by customers in “low carbohydrate” applications in the Australian and North American Food Ingredients businesses further reduced the ratio by 1.2%. The remaining difference is primarily due to additional manufacturing expenses associated with introducing a new manufacturing configuration at the Company’s wheat processing plant in Australia. Operating expenses decreased to 8.1% of sales from 8.6% last year. Interest expense rose slightly to $1.3 million from $1.1 million in the previous year.

“The strike in the Industrial business is now behind us. Production is returning to pre-strike levels and costs are beginning to normalize. The new union contract will help bring labor expense in this business more in line with industry peers over the next several years,” said Tom Malkoski, Penford’s chief executive officer. “We are also addressing higher oil-related input costs through pricing adjustments and by using more efficient processes. In addition, the new production design at our Tamworth factory is scheduled to be on-line by the end of December with orders shipping in January. We are committed to accelerating progress in manufacturing excellence worldwide.”

Segment Results

First quarter fiscal 2005 sales at the Industrial Ingredients business rose 8% to $35.1 million from $32.5 million last year on a 4% increase in volumes and improved product mix. Sales of higher margin specialty products, which include Liquid Natural Additives, increased 47% over the prior year. Negative gross margin in the first quarter of 2005 reflects additional strike-related costs as well as increased charges for chemicals, natural gas, and raw material inputs. Operating expenses decreased to 5.5% of sales from 6.8% on lower spending and the effect of a workforce reduction in the second quarter of fiscal 2004.

Sales for the first quarter 2005 at the Australia/New Zealand business expanded by 15% to $25.2 million compared to $21.9 million in the same quarter last year. Stronger foreign currency exchange rates contributed 8% to the revenue increase. Volume growth was partially offset by pricing pressure from import competition and mix changes caused by softer demand for “low carbohydrate” formulations. Incremental costs to rationalize manufacturing processes at the Tamworth facility eliminated the benefit from lower Australian grain costs. Gross margin as a percent of sales was comparable to last year at 8.0%.

Revenues grew 3% to $12.3 million at the Food Ingredients – North America business due to favorable product mix and improved pricing. Gross margin as a percent of sales declined to 24% from 29% a year ago on the nearly equal impact from additional costs to manufacture dextrose and corn products during the strike at the Cedar Rapids facility, higher chemical and raw material costs as well as lower plant utilization rates after customers adjusted their order patterns for “low carbohydrate” products.

Credit Facility Amendment
Penford reached agreement with its bankers to amend the credit facility agreement dated October 7, 2003. The amendment remedies a potential violation of the funded debt ratio covenant at the end of the first quarter of fiscal 2005. The lending group unanimously agreed to exclude a majority of the non-recurring costs directly attributable to the recently settled strike at the Company’s Cedar Rapids manufacturing facility. The lenders also relaxed previously established limits for this ratio to permit sufficient flexibility to re-establish operations and permit continued spending on capital projects to improve productivity and growth. The new labor contract was ratified by members of Bakery, Confectionary, Tobacco Workers and Grain Millers (BCTGM), Local 100G on October 17, 2004.

“We continue to realize strong sales growth based on sustainable volume gains. The core business remains stable while the pace of change towards higher-margin products is increasing,” Malkoski said. “The Company has invested heavily in each business over the last year to become more cost competitive. We expect gradual improvement in margins next quarter and look forward to improved financial performance during the second half of our fiscal year”.

Conference Call
Penford will host a conference call to discuss first quarter financial and operational results today, December 16, 2004 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.

     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.

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CHARTS TO FOLLOW

Penford Corporation	Three months ended
Financial Highlights (unaudited)	November 30,
(In thousands except per share data)	2004	2003
Consolidated Results
Sales	$72,065	$66,170
Net income (loss)	$(3,826)	$845
Earnings (loss) per share, diluted	$(0.43)	$0.10
Results by Segment
Industrial Ingredients:
Sales	$35,135	$32,526
Gross margin	(5.1)%	14.0%
Operating income (loss)	(4,390)	1,548
Food Ingredients – North America:
Sales	$12,273	$11,893
Gross margin	24.4%	29.3%
Operating income	1,392	1,900
Australia/New Zealand:
Sales	$25,204	$21,944
Gross margin	8.0%	8.0%
Operating income	575	271

	November 30,	August 31,
	2004	2004
Current assets	$82,262	$83,580
Property, plant and equipment, net	132,435	130,392
Other assets	54,178	51,824

Total assets	$268,875	$265,796

Current liabilities	40,832	43,295
Long-term debt	79,527	75,551
Other liabilities	51,230	51,231
Shareholders’ equity	97,286	95,719

Total liabilities and equity	$268,875	$265,796

Penford Corporation	Three months ended
Consolidated Statements of Operations (unaudited)	November 30,
(In thousands except share and per share data)	2004	2003
Sales	$72,065	$66,170
Cost of sales	68,836	56,359

Gross margin	3,229	9,811
Operating expenses	5,808	5,944
Research and development expenses	1,412	1,502

Income (loss) from operations	(3,991)	2,365
Non-operating income (expense), net	81	(25)
Interest expense	(1,260)	(1,107)

Income (loss) before income taxes	(5,170)	1,233
Income tax expense (benefit)	(1,344)	388

Net income (loss)	$(3,826)	$845

Weighted average common shares and equivalents outstanding, diluted	8,813,241	8,727,732
Earnings (loss) per share, diluted	$(0.43)	$0.10
Dividends declared per common share	$0.06	$0.06

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